Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-119842, 333-173778, 333-203545, 333-224811 and 333-227568 on Form S-8 and Nos. 333-164440, 333-98981 and 333-119858 on Form S-3 of our reports dated May 5, 2020, relating to the consolidated financial statements of CalAmp Corp. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Accounting Standards Update ASU 2016-02, Leases and ASU 2014-09, Revenue from Contracts with Customers), and the effectiveness of CalAmp Corp. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of CalAmp Corp. for the fiscal year ended February 29, 2020.

/s/ Deloitte & Touche LLP

Costa Mesa, CA

May 5, 2020